Exhibit 10.10
ADDENDUM TO MR. ANTOINE NOBILI’S WORK CONTRACT

BY AND BETWEEN THE UNDERSIGNED:

- NobelClad Europe SAS, headquartered at 105 rue des Frères Voisin, 66000 Perpignan, registered in the Business Register of Perpignan under SIREN No. 431 679 497 (the “Company”), acting through DMC Global Inc., as Chairman, and Michael KUTA, in his capacity as an officer of DMC Global Inc.

The Social Security contributions of the Company are disbursed to the URSSAF [Organization for the payment of Social Security benefits and family allocations] of Languedoc Roussillon,

                                    Party of the first part

AND

Mr. Antoine NOBILI, a French national, born on May 29, 1971

                                    Party of the second part

Preamble

Mr. Antoine NOBILI was hired as a Research and Development Engineer on May 2, 1995. Since July 16, 2003, he has performed the duties of Director, Management Level, Position IIIC index 240 pursuant to the collective bargaining agreement of Engineers and Managerial Staff in Metallurgy of March 13, 1972, as amended.

The purpose of this addendum is to specify the duties carried out by Mr. Antoine NOBILI in his capacity as Director of the Company following his appointment as President of the NobelClad Division of DMC Global Inc. as of July 24, 2020.

The purpose of this addendum is to specify the technical functions established for Mr. Antoine NOBILI in his capacity as Director of the Company. These functions are well defined and differ from the corporate mandate, requiring a specific technical description that makes it possible to distinguish them from his functions in management and administration arising from the corporate mandate.

THEREFORE, THE FOLLOWING HAS BEEN DECIDED AND AGREED TO:

Article 1 – Duties
In his capacity as Director, Mr. Antoine NOBILI, under the Directorship of DMC Global Inc., is especially charged with:
•representing NobelClad Europe SAS before third parties according to the directions communicated to him;
•implementing the sales strategy determined by the company headquarters;
•submitting a provisional budget for the coming year and executing it on an operational level;
•managing the expenses associated with the Company’s administration according to the financial responsibilities defined and attached to this addendum;
•proposing an investment plan for the Company’s needs;
•submitting his HR needs to DMC Global Inc. and presiding over the CSE [Social and Economic Committee].

Article 2 – Duration of the job:

Article 2.1 Agreement on a daily flat rate
As Director of the Company, Mr. Antoine NOBILI is free to carry out his duties and establish his daily schedule as he sees fit, which cannot be predetermined and is not subject to the collective schedule.

On this basis, Mr. Antoine NOBILI carries out his activities in the framework of a defined flat rate based on the number of days worked during the year, in other words 218 work days for a full work year (including the Day of Solidarity) and for a complete annual vacation. The reference year extends from January 1 to December 31. This flat rate is calculated based on the company agreement of April 27, 2001.

Article 2.2 Modalities of monitoring the organization of work
Mr. Antoine NOBILI shall report half days worked and not worked by using the company’s applicable form for the calculation of work time.

Mr. Antoine NOBILI must carry out his function as Director of the Company by full day or half day.

However, Mr. Antoine NOBILI must comply with the minimum daily rest of 11 consecutive hours as well as the minimum weekly rest of 35 hours.

Mr. Antoine Nobili will receive regular and accurate feedback on his work duties and activities. At a minimum, this feedback includes an annual one-on-one meeting, to be scheduled at the discretion of the Directors.
This meeting will deal with his work activities, the scope of the work days, the balance between his professional activities and his personal life and, finally, with his compensation.

Mr. Antoine NOBILI was notified regarding the modalities of exercising his right not to be reachable by phone or e-mail outside of working hours, which he has acknowledged.

Article 3 – Compensation

In view of his position and place in the corporate hierarchy as specified in Article 1 above, the minimal annual salary currently guaranteed for a base rate of 218 days per year is 80,227 euros.

In view of the previously cited characteristics of this function, Mr. Antoine NOBILI is compensated on the basis of a flat rate based on the number of work days per year. This flat rate is currently 218 days for a complete vacation.

This compensation is independent of the actual number of hours worked and days completed during the pay period.

The monthly gross flat rate compensation for Mr. Antoine NOBILI is 14,709.77 euros, based on 218 days per year, payable monthly.

Article 4 – Professional confidentiality
Mr. Antoine NOBILI agrees to exercise the strictest discretion when dealing with all persons outside the Company regarding information associated with Company activities to which he has access at that time, and within the framework of his duties during and after the execution of this contract. He is also bound to confidentiality regarding the Company’s technical methods and procedures.

Mr. Antoine NOBILI will refrain from revealing any confidential information. The following information is considered confidential for the application of this clause: sales data, know-how, technical documentation, and access codes.

Any failure to carry out these obligations during the course of execution of the contract will constitute misconduct which may justify severing the contractual relationship.

Any failure to carry out these obligations after the execution of the contract will constitute misconduct which may lead to civil liability for Mr. Antoine NOBILI.

This clause will continue to be applicable even after the expiration of this contract, whatever the cause of said expiration, for a period of 2 years.

Article 5 – Contractual system
It is hereby recalled that, in view of the Company’s main activity, the relationship between the parties is currently governed by the national collective bargaining agreement for engineers and managerial staff in metallurgy of March 13, 1972, as amended, and its addendums, which will be applicable to these relationships according to the conditions set forth by legislation on this subject.

Mr. Antoine NOBILI has been informed that he has access to the national inter-professional agreements, as well as to the industry specific agreements via the website: https://uimm.lafabriquedelavenir.fr/industrie/.

NobelClad Europe SAS and Mr. Antoine NOBILI must, pursuant to Article L 2254-1 of the Labor Code, comply with the applicable contractual provisions as per the agreement, which will govern their relationships.

Article 6 – Professional development meetings
Pursuant to current legal and contractual regulations, Mr. Antoine NOBILI will benefit from professional development meetings with his employer, focused on his professional development opportunities, especially with regard to qualifications and employment.

Every six years, this professional development meeting will provide a review and summary of his career path.

Article 7 – Miscellaneous provisions
The clauses in the initial contract remain unchanged.

Issued in two copies and sent to each party on July 24, 2020.

Signatures preceded by the handwritten note “read and approved – suitable for agreement”.

For the company                            For the employee
NobelClad Europe SAS                        Antoine NOBILI
Duly represented by DMC Global Inc., as Chairman,
itself duly represented by Michael Kuta as an officer
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